Exhibit 99.1

ARCA Biopharma announces Second quarter 2015 operating results and provides Update on recent accomplishments

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GENETIC-AF Trial Evaluating Gencaro as a Potential Treatment for Atrial Fibrillation

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Phase 2B of GENETIC-AF Projected to Complete Enrollment by Year-End 2016

Westminster, CO, August 11, 2015 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today reported financial results for the quarter ended June 30, 2015, and provided an update on recent accomplishments.

“This quarter was productive for ARCA. We strengthened our financial position through a successful equity offering that resulted in net proceeds of approximately $34 million, which we believe will fund the Company through completion of enrollment in the Phase 2B portion of GENETIC-AF and the interim analysis determination to potentially advance the trial to the pivotal Phase 3 portion,” said Dr. Michael Bristow, ARCA’s President and CEO. “We also implemented a protocol amendment for GENETIC-AF, which expanded the target population, both clinically and commercially.”

Second Quarter 2015 Summary Financial Results

Cash and cash equivalents totaled $44.1 million as of June 30, 2015, compared to $15.4 million as of December 31, 2014. The Company believes that its current cash and cash equivalents will be sufficient to fund its operations, at its projected cost structure, through at least the end of 2017.  ARCA had 63.2 million outstanding shares of common stock as of August 7, 2015.

Research and development (R&D) expenses for the three months ended June 30, 2015 were $1.7 million compared to $1.4 million for the corresponding period of 2014, an increase of approximately $0.3 million.  R&D expenses for the six months ended June 30, 2015 were $3.5 million compared to $2.7 million for the corresponding period of 2014, an increase of approximately $0.7 million.  The increase in R&D expenses in the three and six month periods ended June 30, 2015 is due, primarily, to the increased clinical expense of the GENETIC-AF clinical trial.  The Company expects R&D expenses in 2015 to be higher than 2014 as it activates new clinical sites and enrolls additional patients in the GENETIC-AF clinical trial and incurs incremental costs associated with transitioning to the protocol amended in the first quarter of 2015.

General and administrative (G&A) expenses for the three months ended June 30, 2015 were $1.0 million compared to $1.0 million for the corresponding period in 2014.  G&A expenses for the six months ended June 30, 2015 were $2.0 million compared to $2.1 million for the corresponding period in 2014.

Total operating expenses for the three months ended June 30, 2015 were $2.7 million compared to $2.4 million for the corresponding period in 2014.  Total operating expenses for the six months ended June 30, 2015 were $5.5 million compared to $4.8 million for the corresponding period in 2014.

Net loss was $2.7 million, or $0.10 per share, for the second quarter of 2015 and $5.5 million, or $0.22, for the six months ended June 30, 2015, compared to $2.4 million, or $0.11, for the second quarter of 2014 and $4.8 million, or $0.24, for the six months ended June 30, 2014.

Key Accomplishments

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During the quarter, the Company implemented a previously announced protocol amendment for GENETIC-AF, which expanded the trial’s target population. The Company previously met with the U.S. Food and Drug Administration to confirm the acceptability of the amendments to the protocol and received no objections.

•	In May, the Company hosted an Investigator Meeting and Training conference attended by 81 physicians and clinical trial coordinators representing 54 trial sites.
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During the quarter, existing investigative clinical sites were approved, trained and began adopting the revised protocol, with the majority of the Company’s active clinical sites now operating under the revised protocol.

•	In June, the Company completed an equity financing with institutional investors, raising net proceeds of approximately $34 million.

There are currently 52 active clinical trial sites in the United States and Canada.  The Company anticipates that the trial will enroll patients at approximately 65 sites for the Phase 2B portion of GENETIC-AF.  The trial is projected to complete enrollment of 200 patients in the Phase 2B portion of the trial by the end of 2016.  The Company plans to provide trial enrollment updates as each quarter of the targeted 200 patients is enrolled. While the protocol changes have begun to be adopted by clinical sites, it is too early to determine the impact of the amendments on enrollment or whether the Company’s enrollment projections will prove to be accurate.

“We greatly appreciate the support and feedback from the clinical investigator community participating in GENETIC-AF,” said Dr. Christopher Dufton, Vice President, Clinical Development of ARCA. “In addition to the investigators’ enthusiasm for the trial, we are pleased to see an increase in study screening activities that has coincided with implementation of the revised protocol.  It is also encouraging to see that the eligibility rates for the study, including those for the targeted genotype (~50%), have generally been consistent with our pre-trial assumptions and study design. We look forward to the continued progress of GENETIC-AF and sharing future updates.”

GENETIC-AF Trial Phase 2B Projected Timeline

✓	Revised protocol distributed to participating clinical trial sitesMarch 2015
✓	GENETIC-AF Trial Investigators meeting and trainingMay
✓	First trial sites operating under revised protocolMay (June)
-	Approximately 65 clinical trial sites active in U.S. & CanadaQ4 2015
-	Completion of Enrollment of 200 PatientsYE 2016
-	DSMB Interim Analysis Decision1H 2017

The Company’s forecast of the time periods to achieve these milestones is a forward-looking statement and involves risks and uncertainties, and actual results are likely to vary as a result of a number of factors, including the factors discussed in “Risk Factors” in the Company’s periodic SEC filings.

GENETIC-AF Clinical Trial

GENETIC-AF is a Phase 2B/3, multi-center, randomized, double-blind clinical trial comparing the safety and efficacy of Gencaro to Toprol-XL (metoprolol succinate) for the treatment of atrial fibrillation (AF) in patients with heart failure and left ventricular systolic dysfunction (HFREF patients).  The primary endpoint of GENETIC-AF is time to symptomatic AF/atrial flutter (AFL).  ARCA is enrolling only HFREF patients with the genetic variant of the cardiac beta-1 adrenergic receptor, which the Company believes responds most favorably to Gencaro, the 389 arginine homozygous genotype (ADRB1 Arg389Arg).  GENETIC-AF has an adaptive design, under which the Company initiated the trial as a Phase 2B trial seeking to enroll approximately 200 patients.  The GENETIC-AF Data Safety Monitoring Board (DSMB) will analyze certain data from the Phase 2B portion of the trial and recommend, based on a comparison to the pre-trial statistical assumptions, whether the trial should proceed to Phase 3 and seek to enroll an additional 420 patients.

Atrial Fibrillation (AF)

Atrial fibrillation, the most common sustained cardiac arrhythmia, is considered an epidemic cardiovascular disease and a major public health burden. The estimated number of individuals with AF globally in 2010 was 33.5 million. According to the 2015 American Heart Association report on Heart Disease and Stroke Statistics, the estimated number of individuals with AF in the U.S. in 2010 ranged from 2.7 million to 6.1 million people.  Hospitalization rates for AF increased by 23% among US adults from 2000 to 2010 and hospitalizations account for the majority of the economic cost burden associated with AF.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company's lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment.  ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial.  For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC-AF trial, potential timeline for GENETIC-AF trial activities, the sufficiency of the Company’s capital to support its operations, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment.  Such statements are based on management's current expectations and involve risks and uncertainties.  Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company's financial resources and whether they will be sufficient to meet the Company's business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes.  These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2014, and subsequent filings.  The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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(Tables Follow)

ARCA BIOPHARMA, INC.

BALANCE SHEET DATA

(in thousands)

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$44,086	$15,354
Working capital	$42,971	$14,100
Total assets	$45,115	$16,132
Total stockholders’ equity	$43,758	$14,741

ARCA BIOPHARMA, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands, except share and per share amounts)
Costs and expenses:
Research and development	$1,747	$1,400	$3,454	$2,708
General and administrative	972	1,006	2,009	2,088
Total costs and expenses	2,719	2,406	5,463	4,796
Loss from operations	(2,719)	(2,406)	(5,463)	(4,796)

Interest and other income	2	2	3	4
Interest expense	(2)	(1)	(3)	(2)
Net loss and comprehensive loss	$(2,719)	$(2,405)	$(5,463)	$(4,794)

Net loss per share:
Basic and diluted	$(0.10)	$(0.11)	$(0.22)	$(0.24)
Weighted average shares outstanding:
Basic and diluted	27,663,269	21,009,712	24,433,342	19,903,709